EXHIBIT 21.1

Subsidiaries of MSCI Inc.

NAME	Jurisdiction of Incorporation/Organization
Barra, Inc.	Delaware
MSCI Limited	United Kingdom
MSCI Australia Pty Limited	Australia
MSCI Barra Financial Information Consultancy (Shanghai) Limited	Shanghai
MSCI Barra SA	Switzerland
MSCI Services Private Limited	India
MSCI KFT	Hungary
MSCI Holdings LLC	Delaware
MSCI s. de RL de CV (Mexico)	Mexico

Subsidiaries of Barra, Inc.

NAME	Jurisdiction of Incorporation/Organization
Barra International, Ltd.	Delaware
Barra Japan Co., Ltd.	Japan
Financial Engineering Associates, Inc.	California

Subsidiaries of Barra International, Ltd.

NAME	Jurisdiction of Incorporation/Organization
Investment Performance Objects Pty Limited	Australia
Barra International, (Australia) Pty Limited	Australia
BarraConsult, Ltda.	Brazil